Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the inclusion in the Registration Statement on Form SB-2 of Coates International, Ltd., to be filed with the Commission on or about May 24, 2007, of our report dated February 28, 2006 on financial statements of Coates International, Ltd. for the fiscal years ended December 31, 2005, and to all references to our Firm included in this Registration Statement.

/s/ Rosenberg Rich Berman Baker & Company

Rosenberg Rich Berman Baker & Company

Bridgewater, New Jersey
May 24, 2007